Exhibit 15

October 2, 2003


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

We are aware that our reports dated April 22, 2003 and July 23, 2003 on our reviews of the interim financial information of Unit Corporation for the three month periods ended March 31, 2002 and 2003 and the three and six month periods ended June 30, 2002 and 2003 and included in the Company's quarterly report on Form 10-Q for the quarters then ended are incorporated by reference in its Amended Registration Statement dated October 2, 2003.

Very truly yours,


/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP